As filed with the Securities and Exchange Commission on December 29, 2006
                       Registration No. 333-______________

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-8

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                            PERFISANS HOLDINGS, INC.
                     (Name of small business in its charter)

         Maryland                                            91-1869317
(State or other jurisdiction of                           (I.R.S. Employer
 incorporation or organization)                           Identification No.)

             7828 Kennedy Road, Unit #201, Markham, Ontario L3R 5P1
               (Address of principal executive offices) (Zip Code)

                                 (905) 943-9996
                           (Issuer's telephone number)

                          STOCK COMPENSATION AGREEMENTS

                              (Full Title of Plan)

                               GERSTEN SAVAGE LLP
                             Arthur S. Marcus, Esq.
                             Peter J. Gennuso, Esq.
                         600 Lexington Avenue, 9th Floor
                               New York, NY 10022
                     PHONE (212) 752-9700 FAX (212) 980-5192
                               (Agent for Service)


                       CALCULATION OF REGISTRATION FEE (1)

===============================================================================================================
                                              PROPOSED MAXIMUM         PROPOSED MAXIMUM
TITLE OF SECURITIES      AMOUNT TO BE         OFFERING PRICE           AGGREGATE                AMOUNT OF
TO BE REGISTERED          REGISTERED          PER UNIT   (1)           OFFERING PRICE         REGISTRATION FEE
-----------------------  -------------------  -----------------------  ---------------------  -----------------
Common Stock              9,405,000(2)         $0.051                  $479,655                 $51.32
$0.001 par value          shares               per share
===============================================================================================================


(1) The securities of the Issuer are presently listed for trading on the OTCBB under the symbol "PFNH.OB". The price is determined based on the average of the closing sales price of the Company's common stock on December 15, 16, 17, 20, and 21, 2006. Calculated solely for the purpose of determining the registration fee and computed in accordance with Rules 457(c) and 457(h) of the Securities Act of 1933, as amended.

(2) Represents 9,405,000 shares of common stock to be issued as compensation for services rendered.

                                     PART I
                INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS

Item 1. The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participating parties in accordance with Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"). Such document(s) are not being filed with the Commission pursuant to the introductory Note to Part 1 of Form S-8, but constitute (along with the documents incorporated by reference to the Registration Statement pursuant to Item 3 of
Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Act.

Purposes:
To register a total of 9,405,000 shares of Common Stock issued by us to the following consultants (the "Consultants") for services rendered pursuant to consultant agreements (the "Consulting Agreements"):

CONSULTANT:                                          AMOUNT OF SHARES:
-----------                                          -----------------
Straglobus, Inc.                                     1,625,000
Chen DiChao                                          1,500,000
Evotech Management Corporation                       1,500,000
PAC-AM International Corporation                     1,500,000
William Fu                                           1,500,000
Jay M. Kaplowitz*                                    801,000
Arthur S. Marcus*                                    801,000
Peter J. Gennuso*                                    178,000

-------------

* Messrs. Kaplowitz, Marcus and Gennuso are attorneys at Gersten Savage LLP, our corporate counsel.

Pursuant to each of the Consulting Agreements, the Consultants are entitled to receive the shares of our common stock set forth opposite their name for services rendered to us.


Common Stock:
The Board has authorized the issuance of 9,405,000 shares of the Common Stock to the Consultants upon effectiveness of the registration statement.

Consultants:

STAGLOBUS, INC.

Pursuant to the consulting agreement between us and Straglobus, Inc., Straglobus shall provide the following services: Business Plan Development, Marketing Plan, Strategic corporate development, and consulting services.

CHEN DICHAO
Pursuant to the consulting agreement between us and Chen DiChao, Chen DiChao shall provide the following services: pre-sales engineering support (including product demonstration, customer liason), and post-sales engineering support (including product installation, test, validation and customer satisfaction support).

EVOTECH MANAGEMENT CORPORATION

Pursuant to the consulting agreement between us and Evotech Management Corporation, Evotech Management Corporation shall provide the following services: consulting services for corporate planning, business development, market communications, and corporate marketing.

PAC-AM INTERNATIONAL CORPORATION

Pursuant to the consulting agreement between us and PAC-AM International Corporation, PAC-AM International Corporation shall provide the following services: consulting for business development, strategic merger and acquisition advise.

WILLIAM FU

Pursuant to the consulting agreement between us and William Fu, William Fu shall provide the following services: pre-sales support (including product demonstration, installation, test, and customer liason), Marketing material handling (including language translation, liason with printing company) and marketing event organization (including conferences, trade shows and customer visits).

GERSTEN SAVAGE LLP

Pursuant to agreements between us and Gersten Savage LLP, Gersten Savage LLP has provided legal services in connection with general corporate and securities laws matters.

No Restrictions on Transfer

Upon issuance, all of the shares issued to the Consultants will be deemed "Earned" pursuant to the terms of Consulting Agreements, the Consultants will become the record and beneficial owner of the shares of Common Stock upon issuance and delivery and are entitled to all of the rights of ownership, including the right to vote any shares awarded and to receive ordinary cash dividends on the Common Stock.

Restrictions on Resales

None of the Consultants are affiliates of the Company, and therefore are not subject to Section 16(b) of the Exchange Act.


Item 2.

A copy of any document or part hereof incorporated by reference in this Registration Statement but not delivered with this Prospectus or any document required to be delivered pursuant to Rule 428(b) under the Securities Act will be furnished without charge upon written or oral request. Requests should be addressed to: Perfisans Holdings, Inc.: 7828 Kennedy Road, Unit #201, Markham, Ontario L3R 5P1. The financial statements of Perfisans Holdings, Inc. which are contained in the Company's Annual Report (Form 10-KSB) for the period ended December 31, 2005, have been audited by Schwartz Levitsky Feldman LLP, independent auditors, as set forth in their report incorporated herein by reference and are incorporated herein by reference and are incorporated herein in reliance upon such report given upon the authority of the firm as experts in auditing and accounting.

                                     PART II

Item 3.    Incorporation of Documents by Reference.

         The following documents filed by the Registrant with the Securities and Exchange Commission ("Commission") are hereby incorporated by reference in this Registration Statement:

         (a) The Registrant's Form 10-KSB containing Audited Financial Statements for the Registrant's fiscal year ended December 31, 2005;

         (b) All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") which have been filed by the Registrant since the end of the fiscal year:

                  (i) our Quarterly Report on Form 10QSB for the quarter ended September 30, 2006, filed with the Commission on November 14, 2006.

                  (ii) our Current Report on Form 8-K dated November 2, 2006, filed with the Commission on November 13, 2006; and

                  (iii) our Quarterly Report on Form 10QSB for the quarter ended June 30, 2006, filed with the Commission on August 14, 2006;

                  (iv) our Quarterly Report on Form 10QSB for the quarter ended March 31, 2006, filed with the Commission on May 19, 2006;

                  (v) our Current Report on Form 8-K dated May 3, 2006, filed with the Commission on May 3, 2006;

         (c) A description of the Registrant's securities contained in the Registration Statement on Form SB-2 filed with the Commission on May 3, 2005, filed by the Registrant to register the common stock under the Securities Act, including all amendments filed for the purpose of updating such common stock description.

         Any statement contained in a document incorporated, or deemed to be incorporated, by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or incorporated by reference, or in any other subsequently filed document that also is or is deemed to be incorporated by reference, modifies or supersedes the statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

         In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

----------------

(1) The document(s) containing the information specified in Part I of Form S-8 (plan information and registrant information) will be sent or given to employees as specified by Securities Act Rule 428(b)(1). Such documents need not be filed with the Securities and Exchange Commission (the "Commission") either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Securities Act Rule 424. These documents, which include the statement of availability required by
     Item 2 of Form S-8, and the documents incorporated by reference in this Registration Statement pursuant to Part II, Item 3 of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 4. Description of Securities.

Our Certificate of Incorporation authorizes the issuance of 150,000,000 shares of common stock, $.001 par value per share. Our Certificate of Incorporation authorizes the issuance of 5,000,000 shares of blank check preferred stock, $.001 par value. As of the date of this registration statement, we have approximately 54,417,305 shares of common stock outstanding.

Item 5. Interests of Named Experts and Counsel.

Gersten Savage LLP has prepared this Registration Statement and the opinion regarding the authorization, issuance and fully paid and non-assessable status of the securities covered by this Registration Statement. Gersten Savage LLP currently represents the Company with its corporate securities and general legal matters and its designees are receiving certain shares indicated herein which are being registered by this Registration Statement.


Item 6. Indemnification of Directors and Officers.

Maryland law permits a provision in the by-laws of each corporation organized under the Maryland law eliminating or limiting, with some exceptions, the personal liability of a director to the corporation or its stockholders for monetary damages for some breaches of fiduciary duty. Our By-Laws eliminates the personal liability of directors to the fullest extent permitted by the Maryland law.

Maryland law empowers a corporation to indemnify, within limits, it's officers, directors, employees and agents against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement that they actually and reasonably incur in connection with any suit or proceeding, other than by or on behalf of the corporation, if they acted in good faith and in the manner reasonably believed to be in, or not opposed to, the best interest of the corporation and, with respect to a criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful.

With respect to any action by or on behalf of the corporation, Maryland law permits a corporation to indemnify its officers, directors, employees and agents against expenses (including attorneys' fees) they actually and reasonably incur in connection with the defense or settlement of the action or suit, provided that person meets the standard of conduct described in the preceding paragraph. No indemnification is permitted, however, in respect of any claim where that person has been found liable to the corporation, unless the court in which the action or suit was brought approves the indemnification and determines that the person is fairly and reasonably entitles to be indemnified.

Our By-Laws contain a provision that eliminates the personal liability of our directors to us and our stockholders for monetary damages for breach of a director's fiduciary duty to us. This provision does not permit any limitation on, or elimination of the liability of a director for, disloyalty to us or our stockholders, for failing to acting good faith, for engaging in intentional misconduct or a knowing violation of law, for obtaining an improper personal benefit or for paying a dividend or approving a stock repurchase that would be illegal under Maryland Law.

Our By-Laws requires us to indemnify our directors and officers against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative, other than an action by or in our right (a "derivative action"), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard of care is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with defense or settlement of such an action. Moreover, Maryland Law requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation.

Insofar as indemnification for liabilities under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us or expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter as been settled by controlling precedent submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 7. Exemption from Registration Claimed.

         Not Applicable.

Item 8. Exhibits.

         See Index to Exhibits, which list of exhibits is incorporated herein by reference.

Item 9. Undertakings.

1. Issuer hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to: (i) include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and (iii) include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3 or S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports we file pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of our annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the company pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer, or controlling person of the company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   Signatures

The Registrant, pursuant to the requirements of the Securities Act of 1933, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, on December 29, 2006.


                                                     Perfisans Holdings, Inc.


                                                     By: /s/ Bok Wong
                                                     -----------------------
                                                     Bok Wong
                                                     Chief Executive Officer


Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature          Title                                 Date

/s/Bok Wong        Principal Executive                   December 29, 2006
-------------      Officer, Principal Financial
Bok Wong           Officer and Director

                                INDEX TO EXHIBITS

Exhibit
 Number        Exhibit
---------      -------------------

4.1 Stock Compensation Agreement between the Company and Straglobus, Inc., dated December 13, 2006

4.2 Stock Compensation Agreement between the Company and Chen DiChao, dated December 14, 2006

4.3 Stock Compensation Agreement between the Company and Evotach Management Corporation, dated December 13, 2006

4.4 Stock Compensation Agreement between the Company and PAC-AM International Corporation, dated December 13, 2006

4.5 Stock Compensation Agreement between the Company and William Fu, dated December 14, 2006

4.6 Consulting Agreement between the Company and Gersten Savage LLP, dated December 20, 2006

5.1            Opinion of Gersten Savage LLP

23.1           Consent of Schwartz Levitsky Feldman LLP, Independent Auditors

23.2           Consent of Gersten, Savage LLP (incorporated by reference to
               Exhibit 5.1)